Exhibit 23(c)

                       Independent Auditors' Consent



The Board of Directors
Southwestern Public Service Company

We consent to incoproration by reference in the registration statement on Form S-8 of Southwestern Public Service Company of 1) our report dated October 8, 1993, relating to the consolidated balance sheet and statement of capitalization of Southwestern Public Service Company and subsidiaries as of August 31, 1993, and the related consolidated statements of earnings, common shareholders' equity and cash flows for each of the years in the two-year period ended August 31, 1993, and all related schedules, which report appears in the August 31, 1994 annual report on Form 10-K of Southwestern Public Service Company; 2) our report dated November 12, 1993, relating to the statement of net assets available for benefits of the Southwestern Public Service Company Tax Banefit Plan and Trust as of August 31, 1993, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the August 31, 1994 annual report on Form 11-K of the Southwestern Public Service Company Tax Benefit Plan and Trust; and 3) our report dated November 12, 1993, relating to the statement of net assets available for benefits of the Southwestern Public Service Company Employee Stock Ownership Plan as of August 31, 1993, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the August 31, 1994 annual report on Form 11-K of the Southwestern Public Service Company Employee Stock Ownership Plan.

                                          /s/ KPMG PEAT MARWICK LLP
                                          KPMG Peat Marwick LLP


Amarillo, Texas
February 27, 1995